                                                                    EXHIBIT 23.4


                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Registration Statement (Form S-8) of US Unwired Inc. pertaining to the IWO Holdings, Inc. Stock Incentive Plan and the Stock Option Agreements of IWO Holdings, Inc. of our report dated May 2, 2000, with respect to the financial statements of the Sprint Spectrum Albany, Syracuse and Manchester Markets (wholly owned by Independent Wireless One Corporation since their acquisition in 2000 from Sprint Spectrum L.P.) included in US Unwired Inc.'s Current Report on Form 8-K dated April 1, 2002, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

Kansas City, Missouri
April 8, 2002